Exhibit 99.1
NEWS RELEASE

Forward Air Provides Mid-Quarter Update on Fourth Quarter 2023 Performance

GREENEVILLE, Tenn., December 6, 2023 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”) today provided the following key Expedited Freight operating statistics for the quarter-to-date period through November 2023. Weight per shipment increased 11.0%, revenue per shipment excluding fuel increased 2.6% and pounds per day increased 5.5%, all over the same period last year.

Tom Schmitt, Chairman, President and Chief Executive Officer of Forward Air commented, “We continue to grow our LTL tonnage, and focus on high quality freight, as reflected in the increased weight per shipment. At the same time, we are making sure we are getting paid more per shipment. This all reflects our Grow Forward strategy of focusing our best-in-class service on high value freight, operating in a cleansed network, and pricing appropriately. Similarly, our revenue quality remains at top levels as our revenue per ton mile excluding fuel increased 1.8% and our revenue per shipment excluding fuel increased 2.6% for the quarter-to-date period through November over the same period last year.”

The Company’s expectations regarding its performance in the fourth quarter and in any future period are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding (i) its performance for the fourth quarter of 2023, (ii) volumes in 2023 and (iii) performance of the Company’s initiatives. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in 2023 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com